[*CONFIDENTIAL TREATMENT HAS BEEN REQUESTED AS TO CERTAIN PORTIONS OF THIS DOCUMENT. EACH SUCH PORTION, WHICH HAS BEEN OMITTED HEREIN AND REPLACED WITH AN ASTERISK [*], HAS BEEN FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.]










--------------------------------------------------------------------------------

                                SUPPLY AGREEMENT

--------------------------------------------------------------------------------



                                     between



                           FERRING PHARMACEUTICALS INC

                                       and


                              VYTERIS INCORPORATED

INDEX

Supply Agreement

Article
1.     Definitions
2.     Supplies of Product
3.     Prices and Payments
4.     API
5.     Exclusivity
6.     Confidentiality
7.     Intellectual Property Rights
8.     Quality of Products
9.     Recalls and Regulatory Actions
10.    Limitation of Liability
11.    Representations and Warranties
12.    Insurance
13.    Indemnification
14.    Term and Termination
15.    Force Majeure
16.    Governing Law
17.    Resolution of Disputes
18.    Miscellaneous


Appendices

1      Product, Transfer Prices and Payment
2      Logistic Arrangements
3      Contact Persons
4      Technical Agreement (including appendices)

THIS SUPPLY AGREEMENT IS EFFECTIVE 2004 ("EFFECTIVE DATE"), BY AND BETWEEN:

1) Vyteris Incorporated, a company organized and existing under the laws of Delaware, of 13-01 Pollitt Drive, Fair Lawn, NJ 07410, USA (hereinafter referred to as the "Vyteris")

        and

2) Ferring Pharmaceuticals Inc., a company organized and existing under the laws of Delaware, of 400 Rella Boulevard, Suite 300, Suffern NY 10901, USA (hereinafter referred to as the "Ferring")


WHEREAS:

(1) Vyteris has or has access to the organisation and know how required to manufacture certain medical devices.

(2) Ferring desires to purchase certain medical devices from Vyteris and Vyteris desires to manufacture and sell such medical devices to Ferring;

(3) the Parties wish to enter into this agreement governing the manufacture and supply of the medical devices to give effect to the arrangements outlined above.

The Parties therefore agree as follows:

ARTICLE 1 - DEFINITIONS

For purposes of this agreement, the terms defined in this article shall have the respective meanings set forth below:

1.1 "Affiliate" of a Party shall mean any corporation, partnership or other entity controlling, controlled by or under common control with such Party.

1.2 "Agreement" shall mean this supply agreement and the appendices hereto, including any agreed amendments and additions.

1.3     "Active or "Active Pharmaceutical Ingredient" or "API" shall mean [*].

1.4 "Finished Commercial Product" shall mean Finished Packaged Goods together with such final commercial packaging, information leaflets and other materials as Ferring shall so elect in the form intended to be received by the patient.

1.5 "Finished Packaged Goods" shall mean the patches and a controller(s) packaged in a carton. --

1.6 "Party" shall mean Vyteris or Ferring and, when used in the plural, shall mean Vyteris and Ferring

1.7     "Patch" is described in section 1.12 of the License and Development
        Agreement

1.8 "Product" shall mean the commercial product that uses an iontophoretic drug delivery system for the [*] that is developed pursuant to the License consisting of a patch and a controller.

1.9 "Product Specifications" shall mean the mutually-agreed specifications for the Product as defined in section 1.12. The details of these Product Specifications will not be available until completion of the Development Project under the Development Agreement of even date and approved by the FDA.

1.10 "Technical Agreement" shall mean the technical agreement attached hereto as APPENDIX 4.

ARTICLE 2 - SUPPLIES OF PRODUCT

2.1     SUPPLIES

        Subject to the terms and conditions hereof, Vyteris shall sell to Ferring, and Ferring shall purchase from Vyteris the Finished Packaged Goods ordered by Ferring in accordance with Section 2.2.

2.2     FORECASTS, PURCHASE ORDERS, ORDER SIZES AND ORDER FREQUENCy

        The logistic arrangements for Vyteris' manufacture and supply of Finished Packaged Goods to Ferring, including forecasts, procedures for purchase orders, order sizes, order frequency, and delivery shall be performed in accordance with the terms and conditions of Appendix 2. Such Appendix shall be updated whenever necessary by mutual agreement of the Parties.

ARTICLE 3 - PRICES AND PAYMENTS

        The Products shall be sold by Vyteris and purchased by Ferring at the prices and on the terms set out in Appendix 1. Such appendix shall be updated whenever necessary by mutual agreement of the Parties.

ARTICLE 4 - API

4.1     API SUPPLY

        Ferring shall supply free of charge to Vyteris the API necessary to meet Ferring's forecasted purchases on the basis of Ferring's forecasts and Vyteris' reported manufacturing schedule and API inventory levels.

4.2     API OWNERSHIP

        Title to the API will at all times remain vested in Ferring. Vyteris will provide to Ferring monthly reports on API inventory. Vyteris will be responsible for all accidental and negligent losses of or damage to API following delivery to it by Ferring's designated third party supplier. Ordinary losses within agreed limits associated with the manufacturing process and detailed in the Technical Agreement attached hereto shall not be considered accidental or negligent losses.

ARTICLE 5 - EXCLUSIVITY

        On the terms and subject to the conditions set forth in this Agreement, Vyteris shall manufacture for and supply the Product to Ferring on an exclusive basis, and Ferring shall purchase its requirements of the Product exclusively from Vyteris during the term of this Agreement save that Vyteris, in the first calendar year that Ferring forecasts the purchase of [*], shall at Ferring's request and expense establish within a reasonable of time a second source at a facility agreeable to Ferring from which Vyteris shall be permitted to source a portion of its annual needs in each calendar year. It is understood that the use at Ferring's request of two manufacturing sources may result in Product not being produced as cost effectively at either the original or the second site if not produced in sufficiently large volumes. Where a significant difference in cost of goods arises as a result of low volume production at either source the parties shall meet and agree on equitable solution adjustments to the transfer prices of goods made at either or both sources sufficient to compensate Vyteris for any cost inefficiencies resulting from Ferring's request that a second source be used.

ARTICLE 6 - CONFIDENTIALITY

6.1     CONFIDENTIAL INFORMATION

        Each of the parties agrees to hold in confidence any confidential or proprietary information disclosed to it by the other. Each party will take such precautions as it normally takes with its own confidential or proprietary information to prevent the improper disclosure to an independent third party of information disclosed to it pursuant to this Agreement. Notwithstanding the preceding provision, the obligation of confidence with respect to information disclosed does not include:

        (i)     information which, at the time of disclosure, is known to the recipient, as evidenced by records of the recipient;
        (ii)    information which, at the time of disclosure, is published, known publicly, or is otherwise in the public domain;
        (iii) information which, after disclosure, is published, becomes known publicly or otherwise becomes part of the public domain through no fault of the recipient;
        (iv) information which has been or is disclosed to the recipient in good faith by a third party who was not and is not under any obligation of confidence or secrecy at the time of such disclosure;
        (v) information which is required to be submitted to a governmental agency for the purpose of obtaining product approval, provided that the recipient will make a good faith attempt to obtain confidential treatment of the information by such agency;
        (vi) information which has been developed by the recipient independent of any confidential information disclosed to it by the other Party hereunder; and
        (vii)   information which the recipient is required by law to disclose.

6.2     RETURN OF CONFIDENTIAL INFORMATION

        Upon termination of this Agreement, each Party will promptly return to the other any confidential or proprietary information disclosed to it by the other prior to termination and destroy internal documents encompassing any confidential or proprietary information subject to regulatory requirements;, except for one copy of disclosed confidential or proprietary information which may be retained by the recipient's legal counsel for the sole purpose of ensuring compliance with continuing obligations hereunder. Furthermore each Party agrees to keep confidential such information for a period of 5 (five) years after the effective date of such termination.

ARTICLE 7 - INTELLECTUAL PROPERTY RIGHTS

7.1 Except as is necessary for the proper performance of this Agreement by the Parties or as set out herein, no license, express or implied is granted by this Agreement by either Party to the other under any of its intellectual property rights.

7.2 Title to and property in all manufacturing records (which shall include but not be limited to all batch documentation and validation data) of Vyteris shall be and remain at all times exclusively vested in Vyteris. Ownership of intellectual property relating to process improvements shall be owned in accordance with the relevant provisions of the License and Development Agreement between the Parties of even date.

7.3 No process improvements or changes, in accordance with the Technical Agreement shall be employed by Vyteris in the manufacture of the Finished

        Packaged Goods unless the Parties have previously in writing agreed to the terms upon which such process improvements or changes are to be employed by Vyteris.

ARTICLE 8 - QUALITY OF PRODUCTS

8.1     QUALITY OF PRODUCTS

        The Products sold by Vyteris to Ferring pursuant hereto will be manufactured in all material respects in accordance with the Technical Agreement and its appendices.

8.2 The Technical Agreement shall set forth the Parties' obligations with respect to manufacturing quality audits by FDA and Ferring.

8.3     DEFECTIVE PRODUCTS

        Ferring will inspect Product delivered to Ferring in accordance with the Technical Agreement attached hereto however in the event that any quantity of the Product delivered to Ferring or its designee pursuant hereto fails to satisfy the requirements of this Section 8 including, without limitation, a failure to meet the Product Specification, the Ferring may reject the same by giving notice to the Vyteris within forty-five (45) days after receipt of such Product. Such notice will specify the manner in which the Product fails to meet the Product Specification or is otherwise defective. Any Products not rejected within such forty-five (45) day period shall be deemed accepted by Ferring. Any claims for failure to so conform or for such defects shall be made in writing by Ferring to Vyteris, indicating the non-conforming characteristics of the Products.

        Vyteris will, upon receipt of such written notification by Ferring, replace the defective Product and pay all freight and duty with respect to such replacement, provided however, that Ferring or its designee has stored the Products under proper conditions.

        In the event of any dispute as to whether any quantity of the Product delivered to Ferring or its designee fails to meet the requirements of this Section 8, such dispute shall be resolved by an independent testing organization acceptable to both Vyteris and Ferring.

        Nothing in this section shall prevent Ferring from pursuing a claim and recovering compensation from Vyteris for such Product in the event that such defects are not discovered until after the elapse of forty five days from delivery provided that Ferring followed the inspection requirements set forth in the Technical Agreement attached hereto, and such inspection did not reveal such defects.

8.4 Supplier must provide Product that meets a failure rate that is defined in the Technical Agreement - attached hereto.

ARTICLE 9 - RECALLS AND REGULATORY ACTIONS

9.1     RECALLS; COOPERATION

        If either Party believes that a Product recall is appropriate, such Party will immediately notify the other Party prior to taking any action and the Parties will cooperate with each other in determining the necessity and nature of such action. If the Parties determine that a Product recall should be initiated, whether or not such recall has been requested or ordered by any governmental agency, Vyteris will fully cooperate with Ferring in notifying customers to return all such Product and will follow any other reasonable instructions provided by Ferring.

9.2     COMMUNICATIONS WITH REGULATORY AUTHORITIES

        Ferring shall be primarily responsible and shall have the principal right to interface with the FDA or other regulatory authority with respect to the Product. Vyteris shall be primarily responsible and shall have the principal right to interface with the FDA or other regulatory authority with respect to the Device Master File for the Product, and may communicate with the FDA or any regulatory authority regarding the Device Master File, provided that Vyteris shall provide copies to Ferring of all such communications.

9.3     COMPLAINTS AND INVESTIGATIONS

        Ferring shall be responsible for interfacing with its customers regarding all Product complaints and inquiries. Vyteris has the option to meet quarterly with Ferring to review complaints and inquiries. Vyteris shall cooperate fully with Ferring to conduct reasonable investigations to evaluate the complaint or inquiry. Ferring shall be responsible for contacting its customers for the purposes of such investigations. If Vyteris receives any information regarding adverse reactions or defects of the Products, Vyteris shall promptly inform Ferring thereof. Each party shall reasonably cooperate with the other in sharing any information that may constitute an adverse experience or complaint related to the Products and shall designate a representative responsible for the exchange of such information.

9.4     LIABILITY FOR RECALL COSTS

        If a Product recall is necessary for any reason, Vyteris and Ferring will investigate the cause of such recall and will bear the costs of such recall in proportion to the responsibility of each Party for the error necessitating the recall, if the result of an error, or, if not the result of an error, on such other equitable basis to which the Parties shall agree.

9.5     CONFIDENTIALITY

        All communications relating to any Recall will be held in confidence and will be subject to the terms of Article 6 of this Agreement; provided, however, that no Party shall be prohibited by this Section 9.5 from making any disclosure or providing any notice that may be required under applicable law.

ARTICLE 10 - LIMITATION OF LIABILITY

10.1    LOST, DAMAGED OR DESTROYED INGREDIENTS

        Vyteris's liability under this Agreement for any and all claims for lost, damaged or destroyed API that cannot be reworked is limited to a maximum of [*] per Vyteris production lot of Product or the cost of the API (to Ferring), whichever is less.

10.2    SPECIAL DAMAGES

        In no event shall either Party be liable to the other Party or to any other person for any special, consequential, exemplary or incidental damages (including lost or anticipated revenues or profits relating to the same), arising from or relating to this Agreement or the subject matter thereof.

10.3    WAIVER OF CLAIMS

        Ferring hereby waives or agrees to waive all claims against Vyteris for damages arising from lost, damaged or destroyed API that cannot be reworked to the extent that such claims exceed [*] per Vyteris production lot of Product (including costs, expenses, and attorneys' fees).

        The Parties specifically agree that any claims that Ferring may have against Vyteris exceeding the waiver amounts listed above (including costs, expenses, and attorneys' fees) will be made, if at all, against Ferring's insurance policy, if one exists.

ARTICLE 11 - REPRESENTATIONS AND WARRANTIES

11.1    VYTERIS

        Vyteris warrants that it shall during the term of this Agreement comply at all times in all material respects with the requirements set forth by the relevant regulatory authorities for the manufacture of Products for medical use.

        Vyteris warrants that it has the rights and licenses to supply the Products to Ferring as contemplated hereby and that it shall maintain such rights and licenses during the term hereof.

        Vyteris warrants that the Product shall be manufactured in all material respects in accordance with current Good Manufacturing Practices and in conformity with the Product Specifications, and that the Product shall be free from material defects.

11.2    INDEPENDENT CONTRACTORS

        The Parties are independent contractors, and this Agreement shall not be deemed to constitute either Party (or any of its employees) a partner, joint venturer, franchisee, servant, agent, or employee of the other. Except as otherwise expressly provided herein, no Party may make any representation, warranty or commitment, whether express or implied, on behalf of or incur any charges or expenses for, or in the name of, any other Party.

ARTICLE 12 - INSURANCE

        Vyteris carries the risk for loss of or damage to the Product and any intermediates, starting materials and packaging materials until delivery of the Product to Ferring. Vyteris shall put in place and maintain during the term hereof adequate insurance for such risks. Any risks of loss of product after delivery in accordance with Appendix 2 shall be the responsibility of Ferring.

ARTICLE 13 - INDEMNIFICATION

13.1    INDEMNIFICATION

        Each Party will indemnify, defend and hold the other party harmless from and against any and all claims, judgments, costs, awards, expenses (including reasonable attorneys' fees) and liabilities of every kind to any third party arising out of any breach by such Party of its warranties and covenants or other obligations contained herein; provided that, with respect to product liability, Vyteris will be liable for claims arising from its fault or negligence in manufacturing the Product, and Ferring will be liable for claims arising from its fault or negligence in labeling, marketing, selling or distributing the Product.

13.2 Vyteris undertakes to indemnify, defend and hold harmless Ferring against all expenses arising in connection with third party claims of infringement of patent or other intellectual property rights, relating to the iontophoretic methodology or techniques used by Vyteris in the manufacturing of the Product.

13.3    NOTIFICATION

        Any party asserting a right to indemnification hereunder shall notify the other party as soon as reasonably practicable after forming a belief that a claim exists that may be subject to the indemnification provisions of this Section 13, but in no event later than thirty (30) days after receiving notice of any third party claim, provide the other party with all available information and assistance and afford the other party the opportunity, at such other party's expense, to defend or settle the claim; The indemnified Party shall provide reasonable cooperation to the indemnifying Party in defense of any such claims or suits, including, but not limited to, affording complete access to all relevant records. Nothing herein shall prevent the indemnified Party from retaining counsel of its choice, at such Party's expense, to monitor the defense, trial, or settlement of this matter, and the indemnifying Party and its counsel shall reasonably cooperate with such counsel.

ARTICLE 14 - TERM AND TERMINATION

14.1    TERM

        This Agreement shall become effective on the date of receipt by Vyteris of the first purchase order for production of a full scale batch that will be used for commercial sale, which may be earlier than the date of FDA approval for commercial sale and shall remain in full force for fifteen (15) years, unless terminated earlier by either Party in accordance with this Agreement.

14.2    OPTION TO RENEW

        Ferring shall have the option to request an extension of this Agreement no less than thirty-six (36) months prior to expiration. If, after one hundred and eighty (180) days from Ferring's notice that it wishes to enter into extension discussions, Vyteris declines to enter into negotiations or fails to accept terms no less financially beneficial than set out herein, then Ferring shall be free to find another supplier and Vyteris shall provide such staff and/or equipment as may be reasonably necessary to effect a technology transfer to the new manufacturer. In addition, Vyteris shall at Ferring's request produce safety stock of up to twelve (12) months during the final twelve (12) months of the Supply Agreement. The royalty shall be payable on sales of such safety stock on a first in, first out basis.

        If Ferring does not exercise its option or the Parties are unable to reach agreement on commercial terms, Vyteris shall be under no obligation to provide any technology transfer to Ferring or its new supplier.

14.3    TERMINATION FOR CAUSE

        Except as otherwise provided in Article 15 below regarding Force Majeure, either Party may terminate this Agreement:

        (a) upon or after the breach of any material provision of this Agreement or the License by the other Party if the other Party has not cured a curable breach within forty five (45) days after written notice thereof by the non-breaching Party; or

        (b) if the other Party voluntarily commences any action for or seeks any arrangement with its creditors, or for liquidation, reorganization (other than for corporate reorganization), dissolution or relief under any bankruptcy, insolvency or similar law; or

        (c) if a proceeding is commenced or an order, judgment or decree is entered seeking an arrangement with its creditors or the liquidation, reorganization, dissolution of the other Party or any similar act or any other relief under any bankruptcy, insolvency or similar law against the other Party, without its consent, which continues undismissed or unstayed for a period of forty five (45) days. During the first twelve months from the start of commercial production which shall include the period of manufacture of any validation batch completed within three months of receipt of marketing authorization and where necessary pricing approval in any country for purposes of (a) above, a failure by Vyteris to supply Ferring with Products pursuant to this Agreement that is not cured within forty-five (45) days following receipt of written notice from Ferring of such failure shall not constitute grounds for terminating this Agreement if, within fifteen (15) days following receipt of such notice, Vyteris provides Ferring with written notice and evidence reasonably satisfactory to Ferring that the failure has resulted from circumstances beyond the reasonable control of Vyteris and not as a result of obligations to supply products to persons other than Ferring ("Remediation Notice"). Such Remediation Notice shall include a written plan (the "Remediation Plan") setting forth the actions that Vyteris shall take to cure the supply failure as soon as commercially possible, and shall be subject to the review and approval by Ferring, which shall not be unreasonably withheld, conditioned or delayed. Vyteris shall not be considered in breach of Section 14.3(a) as a result of the supply failure if the Remediation Plan is approved by Ferring and Vyteris fulfills all of its supply and related obligations under such plan within the time periods provided thereby. Vyteris shall use its best efforts to cure any supply failure, and shall be considered in breach under Section 14.3(a) if it fails to perform any of its obligations under the Remediation Plan in a manner reasonably satisfactory to Ferring.

14.4    EFFECT OF EXPIRATION OR TERMINATION

        Expiration or termination of this Agreement shall not relieve the Parties of any obligation accruing prior to such expiration or termination, and the provisions of this section 14.5, section 14.6 and the Articles 6, 7, 8, 10, 13, 16 & 17 shall survive the expiration or termination of this Agreement.

14.5    REMAINING STOCK

        In the event of termination other than as a result of breach by Ferring, Ferring shall have the right, but not the obligation, to purchase all usable stock of the Product which was manufactured for Ferring.

ARTICLE 15 - FORCE MAJEURE

        Any significant unexpected event which is beyond the reasonable control of a party for which such party cannot reasonably have been expected to have taken account and including, but without prejudice to the foregoing generality, events resulting from an act of God, lightning, fire, flood, earthquake, accumulation of snow or ice, lack of water arising from weather or environmental problems, strike, lock-out or other industrial disturbance, act of the public enemy, war declared or undeclared; threat of war; terrorist act; blockade, revolution, riot, insurrection, civil commotion, public demonstration, sabotage, act of vandalism, prevention from or hindrance in obtaining any raw materials, energy or other supplies, explosion, fault or failure of plant or machinery (which could not have been prevented by good industry practice); government restraint, act of legislature or a directive or requirement of the competent authority affecting a party or its subcontractor providing that such party or its subcontractor's lack of funds shall not be interpreted as a cause beyond such party's reasonable control. In the event that such causes continue for more than three (3) consecutive months, each party will have the right to terminate the Agreement and neither of the Parties will have a right to reimbursement or any claim for damages as a result of the cancellation of this Agreement.

ARTICLE 16 - GOVERNING LAW

        This Agreement and any and all matters arising directly or indirectly herefrom, including without limitation the execution, validity, construction and effect hereof, shall be governed by and construed and enforced in accordance with the internal laws of the State of New York applicable to agreements made and to be performed entirely in such state, without giving effect to the conflict of law principles thereof. The Parties expressly agree that the United Nations Convention on Contracts for the International Sale of Goods shall not apply to this Agreement or any Party's performance hereunder.

ARTICLE 17 - RESOLUTION OF DISPUTES

        Any disputes arising from or related to this Agreement shall be resolved in accordance with the procedures set out in Appendix C of the Development and License Agreement between the Parties of even date.

ARTICLE 18 - MISCELLANEOUS

18.1    NOTICES

        All notices and other communications required or permitted to be given or made pursuant to this Agreement shall be in writing signed by the sender and shall be deemed duly given (a) on the date delivered, if personally delivered, (b) on the date sent by telecopier with automatic confirmation by the transmitting machine showing the proper number of pages were transmitted without error providing such transmission was during normal business hours on a normal business day or if not the first normal business day thereafter, (c) on the business day after being sent by Federal Express or another recognized overnight mail service which utilizes a written form of receipt for next day or next business day delivery, or (d) three (3) business days after mailing, if mailed by United States postage-prepaid certified or registered mail, return receipt requested, in each case addressed to the applicable party to the address set forth below in this Section 18.1, or to such other address as the addressee shall have last furnished in writing below; provided that a party may change its address for receiving notice by the proper giving of notice hereunder:

        FERRING PHARMACEUTICALS INC          400 Rella Boulevard,
                                             Suite 300
                                             Suffern, NY 10901
                                             USA
                                             (Attention:  President)

        with a copy to

        FERRING INTERNATIONAL CENTER SA      Avenue du Rhodanie 40
                                             CH 1007 Lausanne
                                             Switzerland
                                             (Att General Counsel)

        VYTERIS INC                          13-01 Pollitt Drive
                                             Fair Lawn, NJ 07410
                                             USA
                                             (Attention:Chief Executive Officer)

18.2    ASSIGNMENT

        Neither party may assign this agreement to a third party without the prior written consent of the other party. Notwithstanding the foregoing, either party may assign its rights and obligations under this Agreement without the consent of the other party to any company: (a) that is an Affiliate; (b) with which it may merge or consolidate; (c) to whom it may transfer substantially all of its assets to which this

        Agreement relates; or (d) by which it may be acquired (including in each case any company created as a new vehicle upon any such merger, transfer or acquisition), provided that: (1) such company undertakes directly to the other original party under this Agreement to be bound by the terms of this Agreement; and (2) upon such merger, transfer or acquisition, all rights under this Agreement are also vested in such company and (3) in the case of Vyteris such company can demonstrate to Ferring's reasonable satisfaction that the successor company is fully capable or carrying out Vyteris' obligations hereunder .

18.3    AMENDMENTS

        No change, modification, extension, termination or waiver of this Agreement (or its Appendices), or any of the provisions herein contained, shall be valid unless made in writing and signed by duly authorized representatives of the Parties hereto.

18.4    ENTIRE AGREEMENT

        This Agreement and the Appendices, together with the License and all Exhibits thereto, hereto embody the entire understanding between the Parties and supersede any prior understanding and agreements (whether or not in writing) between and among them respecting the subject matter hereof. There are no other representations, agreements, arrangements or understandings, oral or written, between the Parties hereto relating to the subject matter of this Agreement.

18.5    SEVERABILITY

        Any of the provisions of this Agreement which are determined to be invalid or unenforceable in any jurisdiction shall be ineffective to the extent of such invalidity or unenforceability in such jurisdiction, without rendering invalid or unenforceable the remaining provisions hereof and without affecting the validity or enforceability of any of the terms of this Agreement in any other jurisdiction.

18.6    WAIVER

        The waiver by either Party hereto of any right hereunder or the failure to perform or of a breach by the other Party shall not be deemed a waiver of any other right hereunder or of any other breach or failure by said other Party whether of a similar nature or otherwise.

18.7    COUNTERPARTS

        This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

In Witness Whereof, the Parties have caused this Agreement to be executed by their duly authorized representatives.


FERRING PHARMACEUTICALS INC.                VYTERIS INCORPORATED




/s/ [Signature of Authorized Person]        /s/ [Signature of Authorized Person]
------------------------------------        ------------------------------------
Print name:  [Authorized Person]            Print name: [Authorized Person]
Title:   President & CEO                    Title:   President & CEO
Date:    9/27/04                            Date:    9/27/04

APPENDIX 1 to Supply Agreement between Vyteris Incorporated and Ferring Pharmaceuticals Inc., effective March ___, 2004


PRODUCT TRANSFER PRICES AND PAYMENT


1.      PRODUCT TRANSFER PRICE

Cost Schedule for Finished Packaged Goods

The transfer price shall be based on the number of patches purchased. Price does not include the API (to be provided by Ferring) nor packaging into Final Commercial Product.

[*]





o Year one prices to be determined on a blended cost basis across the relevant volume ranges
o Subsequent year prices at rate based on total annual purchase during that year. Payment will be on the basis on forecast and any adjustment made within thirty days of year end.
o       [*]
o       [*] =

The above prices are based on the parties' present knowledge regarding the anticipated Product specification and configuration, and current economic conditions. In the event that the anticipated cost to manufacture the Product increases as a result of extraordinary increases in costs of components or materials or changes made to the product specification or configuration such that there is a material change in cost of manufacture, the parties shall, at Vyteris's request, discuss and agree to a fair and equitable upward adjustment to the transfer price schedule set forth in paragraph 1 of this Appendix.

2.      MINIMUM PURCHASES

Ferring agrees to a minimum annual purchase requirement of [*]. Such requirement shall be met at Ferring's option, either by [*]. Such payment, if any, shall be made within 30 days after the end of the annual period.

3.      SAMPLES

Vyteris agrees to provide Ferring with Product samples at Vyteris' standard cost through the first five years post commercial launch of the Product. Such cost shall not exceed, however, the marginal price for that year.

4.      PAYMENT

Prices payable by Ferring to Vyteris shall be paid by Ferring within 30 (thirty) days after receipt of the invoice to be sent upon dispatch of the Products the invoice refers to. Delays may be necessary if there are production or quality issues that are impacting Ferring's release of the Product.

5.      CURRENCY

The payments due shall be payable to Vyteris in US dollars.

6.      INVOICE ADDRESS

Invoices to Ferring are to be sent to:

Ferring Pharmaceuticals Inc
Attn. Accounts Payable
400 Rella Boulevard
Suite 300
Suffern, New York 10901

APPENDIX 2 to Supply Agreement between Vyteris Incorporated and Ferring Pharmaceuticals Inc., effective [insert date], 2004

LOGISTIC ARRANGEMENTS

1.      FORECASTS

Ferring shall provide Vyteris, no later than ten (10) business days after Ferring's receipt of notification from the FDA that it has been approved to market the Product in the United States (or prior to such time at Ferring's discretion), a written non-binding rolling demand forecast for the Products covering a period of 18 (eighteen) months and indicating the quantity of Products that Ferring then anticipates it will require Vyteris to produce and deliver to Ferring each month during such eighteen (18) month period ("Product Order Forecast"). Such eighteen (18) month Product Order Forecast shall be updated by Ferring monthly on the first day of the month on a non-binding rolling basis.

Within 5 (five) business days after receipt of the forecast Vyteris is to confirm its capability of delivering the Product according to the first nine months of the forecast. Vyteris will make all efforts to meet Ferring's demand schedule.

2.      PURCHASE ORDER / ORDER CONFIRMATION

Ferring shall provide to Vyteris, at any time prior to regulatory approval to market the Product in the United States, and no later than ten (10) business days after such regulatory approval, an initial binding, non-cancelable purchase order for the Products to be delivered within such reasonable time period to which the parties may agree, specifying the desired quantity of Product, dates for shipments and shipping instructions (a "Purchase Order"). Thereafter, firm Purchase Orders shall be sent to Vyteris from Ferring at least four (4) months before delivery. Vyteris is to confirm each firm Purchase Order in a written order confirmation within 5 (five) business days after receipt of the firm Purchase Order. Vyteris will make all efforts to meet Ferring's demand schedule.

Notwithstanding anything contained herein to the contrary, each Purchase Order submitted by Ferring shall be for a minimum quantity of Products equal to eighty- percent (80%) of the quantity of Products set forth in the most recent Product Order Forecast furnished by Ferring under this paragraph 1 of this Agreement for such calendar quarter.

Notwithstanding any other provisions of this Appendix or the Agreement, provided that Vyteris shall have used commercially reasonable efforts to manufacture and supply the quantity of Products ordered by Ferring, Vyteris shall have no liability to Ferring for any failure, nor shall it constitute a breach of this Agreement, for Vyteris to fail to supply Products under any Purchase Order submitted by Ferring to Vyteris for any applicable calendar quarter to the extent that such Purchase Order exceeds one hundred twenty-five percent (125%) of the amount of Products forecast by Ferring in the most recent Product Order Forecast submitted by it to Vyteris for the applicable calendar quarter. With respect to Product ordered more than twelve months after the first commercial sale of Product for such orders that are less than 125% of Forecasat Ferring shall be entitled to a discount of five percent (5%)per month for Late Delivery so long as such delivery remains outstanding. "Late Delivery" in this section means delivery more than 30 days after the committed delivery date stated in the accepted order.

3.      VYTERIS COMPONENT ORDERS

Ferring will pay for any components purchased by Vyteris in good faith as the basis of a four month lead time and Ferring's most recent forecast to the extent such components cannot be used for further manufacture.

4.      DELIVERY TERMS

The Products are to be delivered Ex Works (INCOTERMS 2000) at Vyteris' plant; however Vyteris shall be responsible for loading Products on to the vehicles of Ferring's nominated carrier.

In the event of conflict, the terms of the Supply Agreement (and its appendices) shall take precedence over Incoterms 2000.

Such title as Vyteris has in Products and risk of loss or of damage to Products shall remain with Vyteris until Products are loaded onto the carrier's vehicle by Vyteris for shipment at Vyteris's plant, at which time title and risk of loss or damage shall transfer to Ferring. Ferring shall (i) arrange for shipping and insurance, to be paid by Ferring. Products shall be transported in accordance with the Product Specifications.

5.      DELAY

In the event Vyteris cannot meet the confirmed delivery date it shall inform Ferring in writing as early as possible before the confirmed delivery date together with the new delivery date (or the best estimate for the new date).

6.      TRANSPORT AND STORAGE OF PRODUCTS

Vyteris and Ferring will transport and store the Products based on the appropriate storage conditions established during the Development Program.

Documents

The following documents are to be sent before delivery of the Product:
1)      purchase order                              by Ferring

2)      purchase order confirmation                 by Vyteris
3)      deviation report when necessary             by Vyteris
4)      delivery notification                       by Vyteris
5)      Production and Packaging records
6)      Vyteris Release

The following documents are to be sent together with the delivery of the
Product:

1)      despatch notice                             by Vyteris
2)      forwarding documents                        by Vyteris

The following documents are to be sent by separate mail.
1)      invoice                                     by Vyteris
2)      Certificate of Analysis by fax to  by Vyteris

        Senior Manager Quality fax 845-770-2661

APPENDIX 3 to Supply Agreement between Vyteris Incorporated and Ferring Pharmaceuticals, Inc., effective 2004


CONTACT PERSONS

At Vyteris                              At Ferring



Commercial matters:             Commercial matters:

President                               President
Vyteris Inc.                            Ferring Pharmaceuticals Inc.
13-01 Pollitt Drive                     400 Rella Boulevard, Suite 300
Fair Lawn                               Suffern
New Jersey 07410                        NY 109010
USA



Logistic matters:                       Logistic matters:

Director of Materials Management        Senior Management Manufacturing Services
Vyteris Inc.                            Ferring Pharmaceuticals Inc.
13-01 Pollitt Drive                     400 Rella Boulevard, Suite 300
Fair Lawn                               Suffern
New Jersey 07410                        NY 109010
USA

Quality / Technical                     Quality / Technical
matters:                                matters:

Associate Director, Quality Assur.      Senior Manager, Quality Services
Vyteris Inc.                            Ferring Pharmaceuticals Inc.
13-01 Pollitt Drive                     400 Rella Boulevard, Suite 300
Fair Lawn                               Suffern
New Jersey 07410                        NY 109010
USA

APPENDIX 4 to Supply Agreement between Vyteris Incorporated and Ferring Pharmaceuticals Inc., effective 2004


TECHNICAL AGREEMENT